Exhibit 10.13

NOTICE OF MUTUAL INTENT
TO NOT RENEW EMPLOYMENT AGREEMENT

This notice, to be effective November 30, 2020, is provided by each of W. Page Barnes (“Barnes”) and Community Healthcare Trust Incorporated (the “Company”) in accordance with Section 2.9 of that certain Amended and Restated Employment Agreement, by and between the Company and Barnes, dated May 1, 2019, as amended (the “Employment Agreement”).
The current term of the Employment Agreement continues through December 31, 2020 and automatically renews unless either party provides 30 days’ written notice to the other party in accordance with Section 2.9 thereof.
Barnes and the Company have mutually agreed that the Employment Agreement will expire on December 31, 2020 without renewal (“Non-Renewal Date”), and that, as of the Non-Renewal Date, Barnes will no longer be employed as Executive Vice President & Chief Operating Officer.
Barnes will remain employed by the Company following the Non-Renewal Date, as an at-will employee, and shall have no written agreement evidencing his employment. Barnes acknowledges and agrees that Barnes is not entitled to any severance or other compensation or benefits under the Employment Agreement to which he may be entitled in accordance with the terms therewith. However, Barnes will retain all existing restricted common stock of the Company currently held, subject to all existing vesting schedules in accordance with the applicable award agreements.
                        Community Healthcare Trust Incorporated

                        /s/ Timothy G. Wallace
                            Timothy G. Wallace
                            President and Chief Executive Officer

/s/ W. Page Barnes
W. Page Barnes

Suite 150	3326 Aspen Grove Drive	Franklin	TN	37067